                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-86264

PROSPECTUS
----------

                               NEWPORT CORPORATION

                         997,284 Shares of Common Stock
                             ($0.1167 stated value)

                           ---------------------------

     This prospectus relates to the offer and sale from time to time of up to 997,284 shares of our common stock which are held by certain of our current stockholders named in this prospectus (the "Selling Stockholders") for their own benefit or by donees, transferees, pledgees or other successors in interest of such Selling Stockholders that receive such shares as a gift or other non-sale related transfer. The shares of our common stock offered pursuant to this prospectus were originally issued to the Selling Stockholders in connection with our acquisition of Micro Robotics Systems, Inc. in February 2002.

     All or a portion of the common stock offered by this prospectus may be offered for sale, from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering, except that the Selling Stockholders will pay any applicable brokerage fees, commissions and transfer taxes.

     Our common stock is quoted on the Nasdaq National Market under the symbol "NEWP." On April 24, 2002, the last reported sale price of our common stock was $20.83 per share.

  See "Risk Factors" beginning on page 3 to read about the risks you should consider carefully before buying shares of our common stock.

                           ---------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

                 The date of this Prospectus is April 25, 2002.

                                TABLE OF CONTENTS

                                                                         Page
                                                                       ---------
Cautionary Note Regarding Forward-Looking Statements..................     2

The Company...........................................................     3

Risk Factors..........................................................     3

Use of Proceeds.......................................................     8

Selling Stockholders..................................................     8

Plan of Distribution..................................................    11

Legal Matters.........................................................    11

Experts...............................................................    11

Where You Can Find Additional Information.............................    12

           CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "The Company" and "Risk Factors," as well as certain information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" and the other information contained in our publicly-available filings with the Securities and Exchange Commission.

     You should not place undue reliance on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                   THE COMPANY

     This summary highlights selected information from this prospectus and the incorporated documents and does not contain all of the information that may be important to you. To understand the risks involved in your investment decision, you should read carefully this entire prospectus, including the risk factors, and the documents incorporated into this prospectus, including the financial statements contained in such documents.

     We are a global supplier of high-precision test, measurement and automation systems and subsystems that enable manufacturers of fiber optic components, semiconductor capital equipment, aerospace and other high-precision products to automate manufacturing processes, enhance product performance, and improve manufacturing efficiencies and yields. Manufacturers of high-precision products increasingly require third party expertise to develop, engineer and build automated systems and subsystems to produce, assemble and test their products. Our products enhance the productivity and capabilities of assembly, test and measurement functions by leveraging our expertise in high-precision automated positioning systems, robotics, vibration isolation technology, precision optics and optomechanics. By combining our proven technology with advanced computer software and imaging technology and our in-depth industry and process expertise, we are able to offer comprehensive, automated and semi-automated manufacturing and test solutions to manufacturers of fiber optic components. In the semiconductor capital equipment market we supply high-performance value-added subsystems that enhance the performance of our customers' products. Our value-added subsystems are also incorporated into the high-precision products of customers in industries such as aerospace and life and health sciences. We also provide sophisticated high-precision equipment to commercial, academic and governmental research institutions worldwide that engage in advanced research and development activities.

     We commenced operations in 1969. Our corporate offices are located at 1791 Deere Avenue, Irvine, California 92606. Our telephone number is (949) 863-3144, and our website is http://www.newport.com. Information contained on our website, or other sites linked to it, does not constitute a part of this prospectus.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. We have attempted to identify the material risks that we believe exist. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect us. You should carefully consider the following risks, as well as all of the other information contained in this prospectus, before purchasing any of our common stock. Any of the following risks could materially adversely affect our business, financial condition and operating results. If events outlined below were to occur, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT, AND IF WE FAIL TO MEET THE EXPECTATIONS OF INVESTORS AND/OR SECURITIES ANALYSTS, THE MARKET PRICE OF OUR COMMON STOCK WILL LIKELY DECLINE SIGNIFICANTLY.

     Our operating results in any given quarter have fluctuated and will likely continue to fluctuate. These fluctuations are typically unpredictable and can result from numerous factors including:

     .   the timing of product shipments within a given quarter;

     . fluctuations in the capital spending, cyclicality and other economic conditions within the markets we serve;

     .   demand for our products and the products sold by our customers;

     .   the level of orders within a given quarter and preceding quarters;

     . the timing and level of cancellations and delays of orders for our products;

     . our ability to manufacture a sufficient quantity of our products to meet customer demand;

     . variations in the mix of products we sell in each of the markets in which we do business;

     .   our timing in introducing new products;

     . changes in our pricing policies or in the pricing policies of our competitors or suppliers;

     .   market acceptance of any new or enhanced versions of our products;

     . the availability and cost of key components we use to manufacture our products;

     .   fluctuations in foreign currency exchange rates;

     .   timing of our competitors in introducing new products; and

     .   our levels of expenses.

     We may in the future choose to reduce prices, increase spending, or add or eliminate products in response to actions by competitors or as an effort to pursue new market opportunities. These actions may also adversely affect our business and operating results and may cause our quarterly results to be lower than the results of previous quarters. We believe that quarter-to-quarter comparisons of results from operations, or any other similar period-to-period comparisons, should not be construed as reliable indicators of our future performance. In any period, our results may be below the expectations of market analysts and investors, which would likely cause the trading price of our common stock to drop.

WE ARE HIGHLY DEPENDENT ON THE SEMICONDUCTOR AND FIBER OPTIC COMMUNICATIONS INDUSTRIES AND ON OUR CUSTOMERS WHO SERVE THESE VERY CYCLICAL INDUSTRIES.

     A substantial portion of our current and expected future business comes from sales to manufacturers of semiconductor fabrication and metrology equipment and sales to companies that manufacture components for fiber optic communications systems. Our sales to these markets are directly tied to the capital spending patterns of our customers in these markets.

     The semiconductor market is characterized by sudden and severe cyclical variations in product supply and demand. The timing, severity and duration of these market cycles are difficult to predict, and we may not be able to respond effectively to these cycles. The fiber optic communications market, which is at a much earlier stage in its development, experienced dramatic growth through the first half of 2001, followed by a sudden, severe downturn, which is continuing. During industry downturns, our revenues from these markets may decline suddenly and significantly. Our ability to rapidly and effectively reduce our cost structure in response to such downturns is limited by the fixed nature of many of our expenses in the near term and by our need to continue our investment in next-generation product technology and to support and service our products. In addition, due to the relatively long manufacturing lead times for some of the systems and subsystems we sell to these markets, we may incur expenditures or purchase raw materials or components for products we cannot sell. Accordingly, downturns in our primary markets may materially harm our operating results. Conversely, when upturns in our primary markets occur, we must be able to rapidly and effectively increase our manufacturing capacity to meet increases in customer demand that may be extremely rapid, and if we fail to do so we may lose business to our competitors and our relationships with our customers may be harmed.

     The semiconductor and fiber optic communications markets are also characterized by rapid technological change, frequent product introductions, changing customer requirements and evolving industry standards. Because our customers face uncertainties with regard to the growth and requirements of these markets, their products and components may not achieve, or continue to achieve, anticipated levels of market acceptance. If our customers are unable to deliver products that gain market acceptance, it is likely that these customers will not purchase our products or will purchase smaller quantities of our products. We often invest substantial resources in helping our customers develop products and manufacturing processes in advance of significant sales of our products to such customers. A failure on the part of our customers' products to gain market acceptance, or a failure of either or both of the semiconductor and fiber optic communications markets to grow would have a significant negative effect on our business and results of operations.

THE MARKETS AND INDUSTRIES THAT WE SERVE ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND IF WE DO NOT INTRODUCE NEW AND INNOVATIVE PRODUCTS OR IMPROVE OUR EXISTING PRODUCTS, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE NEGATIVELY AFFECTED.

     Our markets are characterized by rapid technological advances, evolving industry standards, shifting customer needs and new product introductions and enhancements. Products in our markets often become outdated quickly and without warning. We depend to a significant extent upon our ability to enhance our existing products, to address the demands of the marketplace for new and improved technology, either through internal development or by acquisitions, and to be price competitive. We may not be successful in acquiring, developing, manufacturing or marketing new products on a timely or cost-effective basis. If we fail to adequately introduce new, competitive products on a timely basis, our business and results of operations would be harmed.

WE OFFER PRODUCTS FOR MULTIPLE INDUSTRIES AND MUST FACE THE CHALLENGES OF SUPPORTING THE DISTINCT NEEDS OF EACH OF THE MARKETS WE SERVE.

     We market products for the fiber optic component, semiconductor capital equipment, industrial metrology, life and health science, aerospace and research markets. Because we operate in multiple markets, we must work constantly to understand the needs, standards and technical requirements of several different industries and must devote significant resources to developing different products for these industries. Product development is costly and time consuming. Many of our products are used by our customers to develop, manufacture and test their own products. As a result, we must anticipate trends in our customers' industries and develop products before our customers' products are commercialized. If we do not accurately predict our customers' needs and future activities, we may invest substantial resources in developing products that do not achieve broad market acceptance. Our decision to continue to offer products to a given market or to penetrate new markets is based in part on our judgment of the size, growth rate and other factors that contribute to the attractiveness of a particular market. If our product offerings in any particular market are not competitive or our analyses of a market are incorrect, our business and results of operations would be harmed.

BECAUSE OUR SALES CYCLE IS LONG AND DIFFICULT TO PREDICT, AND OUR ORDERS ARE SUBJECT TO RESCHEDULING OR CANCELLATION, WE MAY EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS.

     Many of our products are complex, and customers for these products require substantial time to make purchase decisions. These customers often perform, or require us to perform, elaborate testing and evaluation of our products before committing to purchasing them. The sales cycle for our products from initial contact through shipment typically varies, is difficult to predict and can last as long as one year. The orders comprising our backlog are often subject to cancellation and changes in delivery schedules by our customers without significant penalty. We have from time to time experienced order reschedulings and cancellations that have caused our revenues in a given period to be materially less than would have been expected based on our backlog at the beginning of the period. If we experience such reschedulings and/or cancellations in the future, our operating results will fluctuate from period to period. These fluctuations could harm our results of operations and cause our stock price to drop.

WE FACE SIGNIFICANT RISKS FROM DOING BUSINESS IN FOREIGN COUNTRIES.

     Our business is subject to risks inherent in conducting business internationally. In 2001, 2000 and 1999, our international revenues accounted for approximately 33.4%, 29.1% and 32.7%, respectively, of total net sales, with a substantial portion of sales originating in Europe. We expect that international revenues will continue to account for a significant percentage of total net sales for the foreseeable future. As a result of our international operations, we face various risks, which include:

     . adverse changes in the political or economic conditions in countries or regions where we manufacture or sell our products;

     .   challenges of administering our business globally;

     . compliance with multiple and potentially conflicting regulatory requirements including export requirements, tariffs and other trade barriers;

     .   longer accounts receivable collection periods;

     .   overlapping, differing or more burdensome tax structures;

     .   adverse currency fluctuations;

     .   differing protection of intellectual property;

     . difficulties in staffing and managing each of our individual foreign operations; and

     .   trade restrictions and licensing requirements.

     As a result of our international operations, fluctuations in foreign exchange rates could affect the sales price in local currencies of our products in foreign markets, potentially making our products less competitive. In addition, exchange rate fluctuations could increase the costs and expenses of our foreign operations or require us to modify our current business practices. If we experience any of the risks associated with international business, our business and results of operations could be significantly harmed.

WE FACE SUBSTANTIAL COMPETITION, AND IF WE FAIL TO COMPETE EFFECTIVELY, OUR OPERATING RESULTS WILL SUFFER.

     The markets for our products are intensely competitive, and we believe that competition from both new and existing competitors will increase in the future. We compete in several specialized market segments, against a limited number of companies. We also face competition in some of our markets from our existing and potential customers who have developed or may develop products that are competitive to ours. Many of our existing and potential competitors are more established, enjoy greater name recognition and possess greater financial, technological and marketing resources than we do. Other competitors are small, and highly specialized firms that are able to focus on only one aspect of a market. We compete on the basis of product features, quality, reliability and price and on our ability to manufacture and deliver our products on a timely basis. We may not be able to compete successfully in the future against existing or new competitors. In addition, competitive pressures may force us to reduce our prices, which could negatively affect our operating results. If we do not respond adequately to competitive challenges, our business and results of operations would be harmed.

ACQUISITIONS OF ADDITIONAL BUSINESS, PRODUCTS OR TECHNOLOGIES WE MAY MAKE COULD NEGATIVELY AFFECT OUR BUSINESS.

     We have historically achieved growth through a combination of internally developed new products and acquisitions. In recent years we have acquired several companies and technologies, and we expect to continue to pursue acquisitions of other companies, technologies and complementary product lines in the future to expand our product offerings and technology base to further our strategic goals. Each of our recent acquisitions involves, and any future acquisition would involve risks, including:

     . our ability to integrate the acquired business' operations, products and personnel;

     .   our ability to retain key personnel of the acquired businesses;

     . our ability to manufacture and sell the products of the acquired businesses;

     . a decline in demand by our customers for the acquired business' products;

     . our ability to expand our financial and management controls and reporting systems and procedures to integrate the acquired businesses;

     .   diversion of management's time and attention;

     . customer dissatisfaction or performance problems with the products or services of an acquired firm;

     . assumption of unknown liabilities, or other unanticipated events or circumstances; and

     . the need to record significant charges or write down the carrying value of intangible assets, which could lower our earnings.

     We cannot assure that any business that we may acquire will achieve anticipated revenues and operating results. Any of these risks could materially harm our business, financial condition and results of operations.

IF WE ARE DELAYED IN INTRODUCING OUR NEW PRODUCTS INTO THE MARKETPLACE, OR IF OUR NEW PRODUCTS CONTAIN DEFECTS, OUR OPERATING RESULTS WILL SUFFER.

Because our products are sophisticated and complex, we may experience delays in introducing new products or enhancements to our existing products. If we do not introduce our new products or enhancements into the marketplace in a timely fashion, our customers may choose to use competitors' products. Our inability to introduce new or enhanced products in a timely manner could cause our business and results of operations to suffer. Our products may also contain defects or undetected errors. As a result, we could incur substantial expenses in fixing any defects or undetected errors, which could result in damage to our competitive position and harm our business and results of operations.

IF WE ARE UNABLE TO ATTRACT NEW EMPLOYEES AND RETAIN AND MOTIVATE EXISTING EMPLOYEES, OUR BUSINESS AND RESULTS OF OPERATIONS WILL SUFFER.

     Our ability to maintain and grow our business is directly related to the service of our employees in each area of our operations. Our future performance will be directly tied to our ability to hire, train, motivate and retain qualified personnel. Competition for personnel in the technology marketplace is intense, and if we are unable to hire sufficient numbers of employees with the experience and skills we need or to retain our employees, our business and results of operations would be harmed.

WE RELY ON SEVERAL SOLE-SOURCE AND LIMITED SOURCE SUPPLIERS.

     We obtain some of the materials used to build our systems and subsystems, such as the sheet steel used in some of our vibration isolation tables, from single or limited sources due to unique component designs as well as specialized quality and performance requirements needed to manufacture our products. If our components or raw materials are unavailable in adequate amounts or are unavailable on satisfactory terms, we may be required to purchase them from alternative sources, if available, which could increase our costs and cause delays in the production and distribution of our products. If we do not obtain comparable replacement components from other sources in a timely manner, our business and results of operations will be harmed. Many of our suppliers require long lead-times to deliver the quantities of components that we need. If we fail to accurately forecast our needs, or if we fail to obtain sufficient quantities of components that we use to manufacture our products, then delays or reductions in production and shipment could occur, which would harm our business and results of operations.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY, WE MAY LOSE OUR COMPETITIVE ADVANTAGE.

     Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark and trade secret protection and nondisclosure agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights. In addition, patents issued to us may be challenged, invalidated or circumvented. Our rights granted under those patents may not provide competitive advantages to us, and the claims under our patent applications may not be allowed. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and patents may not be issued from currently pending or future applications. Moreover, our existing patents or any new patents that may be issued may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors, which claims could result in costly litigation and the diversion of our technical and management personnel. For example, we have notified several manufacturers of semiconductor wafer handling robots that we believe that they are infringing upon one or more of our U.S. patents. We will take such actions where we believe that they are of sufficient strategic or economic importance to us to justify the cost.

WE HAVE EXPERIENCED, AND MAY IN THE FUTURE EXPERIENCE, INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

     We have from time to time received communications from third parties alleging that we are infringing certain trademarks, patents or other intellectual property rights of others. For example, Newport Electronics, Inc., a manufacturer of electronic devices, filed suit against us claiming that our use of the "Newport" trademark infringes its rights with respect to such mark. Whenever claims arise, we evaluate their merits. Any claims of infringement brought by third parties could result in protracted and costly litigation, and we could become subject to damages for infringement, or to an injunction preventing us from selling one or more of our products or using one or more of our trademarks. Such claims could also result in the necessity of obtaining a license relating to one or more of our products or current or future technologies, which may not be available on commercially reasonable terms or at all. Any intellectual property litigation and the failure to obtain necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations. In addition, the terms of our customer contracts typically require us to indemnify the customer in the event of any claim of infringement brought by a third party based on our products. Any such claims of this kind may have a material adverse effect on our business, financial condition or results of operations.

NATURAL DISASTERS OR POWER OUTAGES COULD DISRUPT OR SHUT DOWN OUR OPERATIONS.

     Our operations are susceptible to damages from earthquakes, floods, fire, loss of power or water supplies, or other similar contingencies. We have significant facilities in areas with above average seismic activity. If any of our facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue, and result in large expenses to repair or replace the facility, any of which would harm our business. In addition, a significant portion of our manufacturing operations are located in California, which has recently experienced power shortages and resulted in "rolling blackouts." If these blackouts were to recur, it could cause disruptions to our operations and the operations of certain of our suppliers, distributors and customers. We are predominantly uninsured for losses and interruptions caused by earthquakes and power outages.

                                USE OF PROCEEDS

     The proceeds from the sale of each Selling Stockholder's common stock will belong to that Selling Stockholder. We will not receive any proceeds from such sales.

                             SELLING STOCKHOLDERS

     We entered into an Agreement and Plan of Merger (the "Merger Agreement") dated January 22, 2002 between us, our wholly-owned subsidiary Magnesium Acquisition Corp., a Massachusetts corporation, and Micro Robotics Systems, Inc., a Massachusetts corporation ("MRSI Massachusetts"), under which Magnesium Acquisition Corp. was merged with and into MRSI Massachusetts, and MRSI Massachusetts was then merged with and into our wholly-owned subsidiary Newport Photonics Packaging Services Corporation, a Delaware corporation, renamed Micro Robotics Systems, Inc. ("MRSI Delaware"), collectively referred to as the "Merger." As part of the consideration under the Merger Agreement, we issued to the Selling Stockholders (then each an MRSI Massachusetts stockholder) an aggregate of 997,284 shares of our common stock. Pursuant to the Merger Agreement, we agreed to file a registration statement with the Securities and Exchange Commission to register the 997,284 shares of common stock received by the Selling Stockholders for resale, and to keep the registration statement effective for a period of two years from the date on which the registration statement first becomes effective.

     The following table sets forth: (1) the name of each of the Selling Stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each Selling Stockholder prior to this offering; (3) the number of shares being offered pursuant to this prospectus; and (4) the number of shares of our common stock and the percentage of our total outstanding shares to be beneficially owned by each such Selling Stockholder after this offering, assuming that, upon completion of the offering, all of the shares held by the Selling Stockholders being registered hereby are sold and that the Selling Stockholders neither acquire nor sell additional shares of common stock prior to the completion of this offering. The numbers of shares of common stock owned prior to, and upon completion of, this offering by certain of the Selling Stockholders include options to purchase shares of our common stock which were granted upon the assumption and conversion of options to purchase shares of common stock of MRSI Massachusetts in connection with the Merger and which are immediately exercisable, as indicated in footnotes (3) through (8) to the table.

                                                                                                            Percentage of
                                                                          Common Stock     Common Stock     Common Stock
                                                      Common Stock        Being Offered     Owned Upon       Owned Upon
                                                     Owned Prior to     Pursuant to this   Completion of    Completion of
         Name of Selling Stockholder                the Offering /(1)/     Prospectus      this Offering    this Offering (2)
------------------------------------------------  --------------------  ----------------  ---------------  ------------------
Vijay M. Adappa, M.D.                                     4,888                4,888              0               *
Daniel Z. Bauks                                             488                  488              0               *
Thomas H. Belknap                                         3,055                3,055              0               *
Guru P. and Anita Chakravarty                             4,888                4,888              0               *
Michael J. Chalsen (3)                                  101,727                4,888         96,839               *
Satya Ranjan Chatterjee                                  12,221               12,221              0               *
COHAMCO, Ramadas & Kakkasserill                           4,888                4,888              0               *
     Keough Plan P/S f/b/o J.S. Kakkasserill
B. Mohan Das, M.D.                                        3,259                3,259              0               *
Janice A. DeWitt                                          9,777                9,777              0               *
JoAnne C. DeWitt                                          1,955                1,955              0               *
John C. DeWitt                                           10,266               10,266              0               *
Ronald D. DeWitt                                          4,888                4,888              0               *
Kishore V. Divan                                          9,777                9,777              0               *
Irving Feldman                                              244                  244              0               *
Snehanshu and Rosario Carmona Ghosh                       4,888                4,888              0               *
     JTWROS
Sudarshan K. Gulati                                       4,888                4,888              0               *
Ravi Hegde                                                4,888                4,888              0               *
George A. Herbster (4)                                    3,633                1,222          2,411               *
Brace L. Hintz                                            4,888                4,888              0               *
Arvind P. Kamath, M.D.                                    9,777                9,777              0               *
Jayaprakash K. Kamath, M.D.                               6,110                6,110              0               *
Philip A. Kuhn                                            1,222                1,222              0               *
Bipin Kumar, M.D.                                         6,110                6,110              0               *
Patrick J. Lapone                                        24,442               24,442              0               *
Ajay Kumar Maitra                                         4,888                4,888              0               *
Mangla, Lal Chand, P.S.C. Pension Trust                  12,221               12,221              0               *
Daniel P. Mazzola                                         3,666                3,666              0               *
Rama Prosad Mukherjee, M.D.                               4,888                4,888              0               *
Priya Murthy                                              4,888                4,888              0               *
Hassan S. Nagendra                                        4,888                4,888              0               *
Tara Kent Nigam                                          12,221               12,221              0               *
Michael P. and Teresa W.  O'Neil                            488                  488              0               *

                                                                                                            Percentage of
                                                                           Common Stock     Common Stock    Common Stock
                                                      Common Stock        Being Offered      Owned Upon      Owned Upon
                                                     Owned Prior to      Pursuant to this  Completion of    Completion of
         Name of Selling Stockholder               the Offering /(1)/      Prospectus      this Offering    this Offering
------------------------------------------------  --------------------  ----------------  ---------------  ---------------
Fred W.  Ockrim                                           4,888                4,888              0               *
P.V. Reddy, M.D., P.C., Trustee of the P.V.              12,221               12,221              0               *
     Reddy, M.D., P.C. Retirement Plan
Aravind K. Pai                                            2,444                2,444              0               *
Ajith Kalsank Pai, M.D.                                   4,888                4,888              0               *
Vellore S. and Banumanthi Parithivel, M.D.                4,888                4,888              0               *
     JTWROS
Sudahar Rao and Podmavathi Rao Perala                     4,888                4,888              0               *
     JTWROS
Dasan and Jalaja Potti                                   12,221               12,221              0               *
Prudential Bank and Trust, T/F Dr. Usha                   4,888                4,888              0               *
     Varma PS Plan
Prudential Securities Incorporated                       12,221               12,221              0               *
Aroor Rathnakar Rao                                       4,888                4,888              0               *
Ravi Ramaswami, M.D., P.C. Money Purchase                 4,888                4,888              0               *
     Pension Trust
Anna L. Rosenkranz, JoAnne C. DeWitt and                  8,799                8,799              0               *
     George A. Rosenkranz, JTWROS
Thomas A. Rosse                                          36,664               36,664              0               *
Girija N. Roy                                             2,037                2,037              0               *
Felix Sebastian                                           9,777                9,777              0               *
Avtar Singh                                               6,110                6,110              0               *
Southside Profit Sharing Trust f/b/o Gopinath            12,221               12,221              0               *
     R. Jadhav
Bhaskar Srivastava (5)                                   31,008                4,888         26,120               *
Dipawali Srivastava                                      48,885               48,885              0               *
Nilendu Srivastava (6)                                  840,749              444,969        395,780               1%
Nirmalendu Srivastava (7)                                76,477               68,440          8,037               *
Renu Srivastava (8)                                      86,215               53,666         32,549               *
Chaitanya K. Trivedi                                      4,888                4,888              0               *
Windham Radiology Profit Sharing Plan and                 6,110                6,110              0               *
     Trust f/b/o Krishnan Gopal
Fei-Jain Wu                                              24,442               24,442              0               *

________________
     *  Less than 1%

     /(1)/  Except as otherwise indicated herein, to our knowledge, the number of shares of common stock which each Selling
            Stockholder owned prior to this offering consists solely of those shares of common stock issued in connection with the Merger.

     /(2)/  Percentage of common stock owned upon completion of this offering is based upon 37,895,083 shares of our common stock outstanding as of April 3. 2002.

     /(3)/  Includes options to purchase 96,839 shares of our common stock.

     /(4)/  Includes options to purchase 2,411 shares of our common stock.

     /(5)/  Includes options to purchase 26,120 shares of our common stock.

     /(6)/  Includes options to purchase 395,780 shares of our common stock.

     /(7)/  Includes options to purchase 8,037 shares of our common stock.

     /(8)/  Includes options to purchase 32,549 shares of our common stock.

     Under the terms of the Merger Agreement, 245,888 shares of the 997,284 total shares of our common stock that we issued to the Selling Stockholders under the Merger Agreement (24.7% of the shares of common stock owned and being offered by each Selling Stockholder listed above) are being held in escrow in connection with the consideration adjustment and indemnity obligations of the Selling Stockholders under the Merger Agreement. A portion of such shares will be delivered to the Selling Stockholders, if applicable, to the extent such portion of the shares is not surrendered to us to satisfy any consideration adjustment obligations of the Selling Stockholders under the Merger Agreement. The remainder of such shares will be delivered to the Selling Stockholders, to the extent such shares or any portion of such shares are not surrendered to us to satisfy any indemnification obligations of the Selling Stockholders under the Merger Agreement, on March 30, 2003; provided, however, that if an indemnification claim is pending on such date, then the portion of such shares subject to such claim shall not be delivered to the Selling Stockholders until final resolution of such claim.

     In connection with the Merger, we entered into (i) an employment agreement with Nilendu Srivastava whereby Mr. Srivastava will serve as Vice President and General Manager of MRSI Delaware until August 14, 2003, and (ii) an employment agreement with Michael J. Chalsen whereby Mr. Chalsen will serve as Senior Director of Operations of MRSI Delaware until February 14, 2005. Renu Srivastava is an employee of MRSI Delaware. Daniel Z. Bauks provides consulting services to MRSI Delaware. George A. Herbster previously provided legal services to MRSI Massachusetts. Nirmalendu Sirvastava previously provided consulting services to MRSI Massachusetts. Other than as described herein, the Selling Stockholders do not have any material relationships with us.

                            PLAN OF DISTRIBUTION

     The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the Selling Stockholders, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     We will not receive any part of the proceeds from the sale of common stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                   EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which as to the years 2000 and 1999, is based in part on the report of PricewaterhouseCoopers LLP, independent auditors. This report is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.

The financial statements of Kensington Laboratories, Inc. as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. You may read and copy any document we file at the Securities and Exchange Commission's public reference room, at 450 Fifth Street, N.W., in Washington D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference room and the Securities and Exchange Commission's website referred to above.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     The documents we incorporate by reference are:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     2. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001; and

     3. The description of our capital stock contained in our registration statement on Form 8-A.

     You may request a copy of these filings, at no cost, by writing or calling us at Newport Corporation, 1791 Deere Avenue, Irvine, California 92606, telephone number (949) 863-3144, Attention: Corporate Secretary.

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.